UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2008 (March 28, 2008)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas, Suite 2500, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

___  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

___  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

(d) Effective March 28, 2008, David C. Baggett and Martin C. White were appointed as directors of Genesis Energy, Inc., the general partner of Genesis Energy, L.P. (“GEL”), by Denbury Resources, Inc., the owner of our general partner.   Mr. Baggett and Mr. White both meet the listing standard requirements of the American Stock Exchange (“Amex”), and the Securities and Exchange Commission rules to be considered independent directors of GEL.

Mr. Baggett is the founder and managing partner of Opportune LPP, a financial consulting firm formed in June 2005.  From April 2003 until June 2005 he was a private investor.  From October 1998 until April 2003, he held various positions at American Plumbing and Mechanical, including President, Chief Operating Officer, Chief Financial Officer and board member.   He has over twenty-five years of business experience, including six years as a partner with Deloitte & Touche LLP.  Mr. Baggett is 46 years old, a CPA and a graduate of Texas A&M University.

Mr. White retired in 2006 from Occidental Chemical Corporation (OxyChem) after most recently serving as Vice President of OxyChem’s joint venture, OxyVinyls, a position he has held since the formation of OxyVinyls in May 1999.  From May 1996 to May 1999, he held the position of Vice President of Marketing for OxyChem’s vinyl’s businesses. With the exception of one year as General Manager of OxyChem’s operations in Chile during mid-1995 to mid-1996 he held positions in OxyChem’s vinyl’s businesses since 1989. He served on the board of directors of P.W. Eagle, Inc. from June 2006 until June 2007 when P.W. Eagle, Inc. was sold, and was a member of its audit and governance committees.  Mr. White is 62 years old and holds a degree from the Royal Institute of Chemistry in London.

Mr. White has been appointed a member of the Audit Committee of Genesis’ board of directors.  We have determined that Mr. White is an independent director and we believe that this appointment satisfies the requirement of Section 803 (B) (2)(a) of the American Stock Exchange Company Guide that GEL’s Audit Committee consist of at least three independent directors.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1           Press Release dated April 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENESIS ENERGY, L.P. (A Delaware Limited Partnership)
	By:	GENESIS ENERGY, INC., as General Partner
Date: April 1, 2008	By:	/s/ Ross A. Benavides
Ross A. Benavides Chief Financial Officer